UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   LeFeber, Richard A.
   2100 RiverEdge Parkway, Suite 1200
   Atlanta, GA  30328
   USA
2. Issuer Name and Ticker or Trading Symbol
   American Business Products, Inc.
   ABP
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   May 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Investor Relations and Communications
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    | |                  |   |           |4,046              |D     |                           |
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Common Stock               |      |    | |                  |   |           |1,600              |I     |Owned by Spouse            |
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Common Stock (1)           |      |    | |                  |   |           |5,527              |I     |By Profit Sharing Trust    |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Common Stock Right to |16.1667 |5/30/|J   |V|           |   |(2)  |6/9/2|Common      |  375  |       |            |D  |            |
Buy                   |        |97   |    | |           |   |     |003  |            |       |       |            |   |            |
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Common Stock Right to |13.1667 |5/30/|J   |V|           |   |(2)  |6/8/2|Common      |  750  |       |            |D  |            |
Buy                   |        |97   |    | |           |   |     |004  |            |       |       |            |   |            |
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Common Stock Right to |18.3333 |5/30/|J   |V|           |   |(2)  |6/7/2|Common      |1,350  |       |            |D  |            |
Buy                   |        |97   |    | |           |   |     |005  |            |       |       |            |   |            |
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Common Stock Right to |20.75   |5/30/|J   |V|           |   |(2)  |6/5/2|Common      |1,500  |       |            |D  |            |
Buy                   |        |97   |    | |           |   |     |006  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Represents the number of shares with respect to which the reporting person has voting rights based on his vested balance at September 30, 1996 under the American Business Products, Inc. Profit Sharing retirement Trust.
(2) On 2/12/97, the option was amended to make it exercisable in full as of 5/30/97.
SIGNATURE OF REPORTING PERSON
Richard A. LeFeber
DATE
June 2, 1997